                                                                      EXHIBIT 3

DIRECTOR COMPENSATION

  The Company pays each director who is not also a full-time employee of the Company an annual retainer of $15,000, payable quarterly, for his or her services as a director of the Company. In addition, each such director generally receives $500 for each meeting of any Board committee attended by such director. All directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with attendance at meetings of, and other activities relating to, serving on the Board and any Board committee. No compensation has been paid for attendance at meetings of the Executive Committee.

                      COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION SUMMARY

  The following table summarizes the compensation of the persons who served as Chief Executive Officer of the Company during Fiscal Year 1995 and each of the other executive officers of the Company who were serving as such at the end of Fiscal Year 1995 (collectively, the "Named Executives") for the Company's last three fiscal years for services rendered in all capacities to the Company and its subsidiaries.

                          SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM
                                          ANNUAL COMPENSATION    COMPENSATION
                                          -------------------- -----------------
                                                                  SECURITIES
        NAME AND            FISCAL YEAR                        UNDERLYING OPTION    ALL OTHER
   PRINCIPAL POSITION     ENDED MARCH 31, SALARY($)  BONUS($)     AWARDS (#)     COMPENSATION($)
   ------------------     --------------- ---------- --------- ----------------- ---------------
Mark L. Pacala,                1995(1)    $ 190,385  $ 100,000      800,000          $14,130(2)
 President and Chief           1994             --         --           --               --
 Executive Officer             1993             --         --           --               --
Robert A. Whitman,             1995             -0-        -0-          -0-              -0-
 Chairman of the Board,        1994             -0-        -0-          -0-              -0-
 Interim President and         1993             --         --           --               --
 Chief Executive
 Officer(3)
Paul A. Shively                1995         230,000        -0-          -0-            5,319(4)
 Senior Vice President,        1994         230,000     82,500          -0-            3,049
 Chief Financial Officer       1993         169,583        -0-          -0-          208,057
 and Treasurer
Brian C. Swinton               1995         153,635     91,000      100,000           74,372(6)
 Senior Vice President--       1994(7)       25,961     39,063          -0-              500
 Chief Financial Officer       1993             --         --           --               --
 and Treasurer(5)
Richard A. Huber               1995          87,077     65,000       55,000              822(8)
 Vice President--              1994(9)       49,039     36,095          -0-           39,788
 Operations                    1993             --         --           --               --
 Finance and Secretary

--------
(1) Mr. Pacala became President and Chief Officer of the Company on October 24, 1994. Prior to that time, he was not an officer or employee of the Company.
(2) The amount shown represents payments made to Mr. Pacala in reimbursement of temporary living and relocation expenses incurred by him in connection with the commencement of his employment with the Company.

(3) While concurrently serving as President and Co-Chief Executive Officer of Hampstead, Mr. Whitman served as interim President and Chief Executive Officer of the Company from July 19, 1993 until Mr. Pacala commenced his employment with the Company on October 24, 1994. Prior to July 19, 1993, Mr. Whitman was not an officer of the Company. Mr. Whitman received no compensation from the Company for services rendered by him as interim President and Chief Executive Officer of the Company. See "The Board of Directors and its Committees--Director Compensation" with respect to compensation paid to members of the Board, including Mr. Whitman, and "Certain Relationships and Transactions--General and Administrative Services" for a discussion of a payment made in June 1994 by the Company to Forum Holdings in respect of various general and administrative services provided to the Company by Forum Holdings and its representatives, including, among others, Mr. Whitman's services as interim President and chief Executive Officer of the Company.
(4) The amount shown represents employer contributions of $2,494 and $2,825 made to the Company's 401(k) Savings Plan and Employee Stock Purchase Plan, respectively, on behalf of Mr. Shively.
(5) Mr. Shively resigned all positions held by him with the Company and its subsidiaries and affiliates effective as of June 30, 1995 and received a severance payment of $254,200. Mr. Shively, however, has agreed to serve as a consultant to the Company on matters pertaining to the conduct of the business and operations of the Company and its affiliates.
(6) The amount shown represents payments made to Mr. Swinton in reimbursement of relocation expenses incurred by him in connection with the commencement of his employment with the Company.
(7) Mr. Swinton became Senior Vice President--Product Development, Research and Marketing of the Company on January 24, 1994. Prior to that time, he was not an officer or employee of the Company.
(8) The amount shown represents (i) payments of $416 made to Mr. Huber in reimbursement of relocation expenses incurred by him in connection with the commencement of his employment with the Company and (ii) employer contributions of $406 made to the Company's 401(k) Savings Plan on behalf of Mr. Huber.
(9) Mr. Huber became Vice President--Operations Finance of the Company on November 10, 1993. Prior to that time, he was not an officer or employee of the Company.

FISCAL YEAR 1995 STOCK OPTION GRANTS

  The following table sets forth certain information regarding grants of stock options made during Fiscal Year 1995 to the Named Executives pursuant to the Company's Equity Incentive Plan (the "Incentive Plan"). No grants of stock appreciation rights were made during Fiscal Year 1995 to any of the Named Executives.

                    STOCK OPTION GRANTS IN FISCAL YEAR 1995

                                                                               POTENTIAL REALIZABLE VALUE AT
                                                                               ASSUMED ANNUAL RATES OF STOCK
                                                                               PRICE APPRECIATION FOR OPTION
                              INDIVIDUAL GRANTS                                            TERM
------------------------------------------------------------------------------ -----------------------------
                                      % OF TOTAL
                                       OPTIONS             MARKET
                         SECURITIES   GRANTED TO          PRICE ON
                         UNDERLYING   EMPLOYEES  EXERCISE   GRANT
                           OPTIONS    IN FISCAL   PRICE     DATE    EXPIRATION
          NAME           GRANTED (#)  YEAR 1995   ($/SH)  ($/SH)(1)    DATE    0% ($)    5% ($)    10% ($)
          ----           -----------  ---------- -------- --------- ---------- ------- ---------- ----------
Mark L. Pacala..........   800,000(2)    60.9%    $5.875   $5.875     8/7/2004 $   -0- $2,955,805 $7,490,590
Robert A. Whitman.......       N/A        N/A        N/A      N/A          N/A     N/A        N/A        N/A
Paul A. Shively.........       N/A        N/A        N/A      N/A          N/A     N/A        N/A        N/A
Brian C. Swinton........   100,000(3)     7.6%      4.00     7.00   10/24/2004 300,000    740,226  1,415,620
Richard A. Huber........    55,000(3)     4.2%      4.00     7.00   10/24/2004 165,000    407,124    778,591

--------
(1) The "market price" shown is the average of the closing bid and asked prices for shares of Common Stock as reported on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") on the grant date or, if such date was not a trading day, the trading day immediately preceding such date.
(2) The option vests in five equal annual installments commencing August 7, 1995.
(3) The option vests in five equal annual installments commencing October 24, 1995.

FISCAL YEAR-END OPTION VALUES

  The following table sets forth certain information regarding the total number of stock options held by each of the Named Executives, and the aggregate value of such stock options, on March 31, 1995. None of such stock options was exercisable as of such date.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1995
                       AND FISCAL YEAR-END OPTION VALUES

                                                  NUMBER OF SECURITIES
                            SHARES                     UNDERLYING      VALUE OF IN-THE-MONEY
                         ACQUIRED ON     VALUE    UNEXERCISED OPTIONS  UNEXERCISED OPTIONS AT
          NAME           EXERCISE (#) REALIZED($)  AT FISCAL YEAR-END  FISCAL YEAR-END ($)(1)
          ----           ------------ ----------- -------------------- ----------------------
Mark L. Pacala..........       0            0           800,000               $750,000
Robert A. Whitman.......       0            0               N/A                    N/A
Paul A. Shively.........       0            0               N/A                    N/A
Brian C. Swinton........       0            0           100,000                281,250
Richard A. Huber........       0            0            55,000                154,688

--------
(1) In-the-money options are options having a per share exercise price below $6.8125, the average of the closing bid and asked prices for shares of Common Stock as reported on NASDAQ on March 31, 1995. The dollar amounts shown represent the amount by which the product of $6.8125 and the number of shares purchasable upon the exercise of such in-the-money options exceeds the aggregate exercise price payable upon such exercise.

EMPLOYMENT AGREEMENT WITH CHIEF EXECUTIVE OFFICER

  Mr. Pacala's employment agreement provides for his employment as President and Chief Executive Officer of the Company for a term expiring on October 24, 1998. The agreement provides for a base salary of not less than $450,000 per year, plus an annual performance bonus in an amount up to 60% of his then-current annual base salary, such bonus to be determined by the Board or the Compensation Committee based upon performance objectives established by the Board or the Compensation Committee after consultation with Mr. Pacala. However, Mr. Pacala will not receive a bonus in respect of Fiscal Year 1995. Rather, he will receive a bonus in the amount of $270,000 on October 24, 1995, and any bonus otherwise payable to Mr. Pacala following the Company's fiscal year ending March 31, 1996 will be reduced by approximately $152,000. Pursuant to his employment agreement, Mr. Pacala was paid, in connection with the commencement of his employment with the Company, a one-time payment of $100,000 in order to induce him to forego the payment of an equivalent amount that would have been paid to him by his previous employer had he continued in his former employment and was granted an option to purchase 800,000 shares of Common Stock at $5.875 per share, the average of the closing bid and asked prices for shares of Common Stock on NASDAQ on the trading day immediately preceding the date of grant, which option becomes exercisable in five equal annual installments commencing on August 7, 1995. The agreement also provides Mr. Pacala certain welfare benefits.

  If Mr. Pacala's employment is terminated by the Company other than for cause or as a result of death, disability or a change in control, the Company will for two years following such termination pay Mr. Pacala his then-current base salary (subject to offset for compensation received by Mr. Pacala from other parties) and provide him the welfare benefits that he was receiving immediately prior to his termination (subject to termination in the event that Mr. Pacala receives comparable benefits from a subsequent employer). If Mr. Pacala's employment is terminated by the Company (other than as a result of death or disability or for cause) or by Mr. Pacala (for any reason) within 12 months following a change in control, the Company will pay to Mr. Pacala a lump sum severance payment equal to two times his then-current base salary and will provide him the welfare benefits that he was receiving immediately prior to such termination. In those circumstances, in the event that the change in control occurs prior to April 24, 1996, Mr. Pacala would also have the right to cause the Company to repurchase the then-unexercised portion of his stock option at a price of $0.625 per share of Common Stock then underlying such option.

SEVERANCE PAY POLICY

  Under the Company's severance pay policy, severance pay may be granted to eligible employees, including the Named Executives (other than Messrs. Whitman, Pacala and Shively), if the termination of their employment is initiated by the Company as the result of any one of certain qualifying events, including reductions in force, position elimination and the inability to meet the requirements of a position, but not as a result of voluntary resignation, retirement, merger into or acquisition by another organization (if the employee is offered employment with the successor organization), discharge for misconduct and certain other reasons. Under the severance pay policy, executive officers generally are entitled to receive severance pay equal to one month's pay plus two additional weeks' pay for each year of continuous service, up to a maximum of eight months' pay.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  After the Investors acquired a majority interest in the Company in connection with the recapitalization of the Company in June 1993 (the "1993 Recapitalization"), the Company undertook to assemble a top-quality management team consisting of experienced executives capable of pursuing the Company's growth strategy. Following an extensive search, during Fiscal Year 1995, the Company hired Mark L. Pacala, formerly a senior executive at The Walt Disney Company, as President and Chief Executive Officer. Mr. Pacala commenced his employment with the Company on October 24, 1994. His compensation arrangements are described under the caption "Compensation of Executive Officers-- Employment Agreement with Chief Executive Officer" above.

  The Company has hired other new senior executives in addition to Mr. Pacala, including James R. Foulger, Senior Vice President--Acquisitions, Dennis L. Lehman, Senior Vice President and Chief Financial Officer, Brian C. Swinton, Senior Vice President--Product Development, Research and Marketing, and Richard A. Huber, Vice President--Operations Finance. Each of Messrs. Swinton and Huber commenced his employment with the Company prior to the beginning of Fiscal Year 1995, and each of Messrs. Foulger and Lehman commenced his employment with the Company after the end of Fiscal Year 1995. Each of Messrs. Foulger, Lehman, Swinton and Huber has had substantial senior management experience with other companies engaged in the senior living or healthcare fields.

  The compensation arrangements entered into with the Company's new executive officers reflect the Company's principal objectives with respect to executive compensation, which are to (i) provide appropriate incentives for the achievement of the Company's performance objectives, (ii) help ensure that the Company is able to attract and retain top-quality management personnel, and
(iii) ensure that an appropriate portion of executive compensation is variable and dependent upon increases in the value of an investment in the Company.

  The compensation packages for the Company's new executive officers are comprised of cash salary, cash bonus and stock options granted under the Incentive Plan. The Compensation Committee believes that the nature and level of the compensation of these executives is reasonable and appropriate in light of the objectives underlying the Company's executive compensation policy, the Company's financial and operational performance and prospects, individual levels of experience and prevailing executive compensation practices.

  Following the 1993 Recapitalization, Mr. Whitman served as interim President and Chief Executive Office of the Company from July 19, 1993 until October 24, 1994, when Mr. Pacala commenced his employment with the Company. Mr. Whitman received no compensation from the Company for services rendered by him in that capacity. See "The Board of Directors and its Committees--Director Compensation" with respect to compensation paid to members of the Board, including Mr. Whitman, and "Certain Relationships and Transactions--General and Administrative Services" for a discussion of a payment made in June 1994 by the Company to Forum Holdings in respect of various general and administrative services provided to the Company by Forum Holdings and its representatives, including, among others, Mr. Whitman's services as interim President and Chief Executive Officer of the Company.

  In addition, at the Company's request, Mr. Shively, who until his recent resignation had been an executive officer of the Company since 1974, continued as an executive officer of the Company following the 1993 Recapitalization in order to ease the transition to a new management team. Mr. Shively's compensation package for Fiscal year 1995 was determined considering the Company's financial and operational performance, the Company's historical compensation levels and practices as they relate to Mr. Shively, his levels of responsibility and experience and subjective judgments regarding his individual performance. No relative weights were assigned to such factors. The Compensation Committee believes that the level of Mr. Shively's compensation was appropriate in light of such factors.

  The Company believes that the compensation paid to its executive officers during Fiscal Year 1995 is deductible for federal income tax purposes. In connection with future executive compensation determinations, the Company presently intends to consider, together with such other factors as may be deemed pertinent under the circumstances, whether such compensation will be deductible for federal income tax purposes.

  The members of the Compensation Committee are directors whose principal employment is with affiliates of the Investors. The Investors, in the aggregate, beneficially own a majority of the Company's outstanding Common Stock. See "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Transactions."

                                          Respectfully submitted,

                                          Peter P. Copses
                                          Daniel A. Decker

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

SETTLEMENT OF CERTAIN LITIGATION

  Pursuant to a court-approved settlement agreement, during Fiscal Year 1995, the Company settled certain claims asserted by Forum/Classic, L.P., an entity affiliated with the Pritzker family, and others against the Company, the Investors and certain other persons (including persons who comprised the Board immediately prior to the 1993 Recapitalization) in a suit filed in connection with the 1993 Recapitalization. In connection with the settlement, the Company reimbursed the plaintiffs for $500,000 of the expenses incurred by them in that litigation.

CERTAIN CONSULTING SERVICES

  The Company and Mr. Eden have entered into an agreement, effective as of March 31, 1995, pursuant to which Mr. Eden will render to the Company such consulting and advisory services as the Company's Chief Executive Officer may from time to time request regarding the Company and the retirement industry. In connection with the execution of the agreement, the Company paid to Mr. Eden $137,500 in respect of certain consulting services provided by him to the Company prior to such time, including services provided during Fiscal Year 1995. Under this agreement, which terminates on December 31, 1996, the Company will pay to Mr. Eden an annual retainer of $31,250 and certain additional amounts in certain circumstances.

GENERAL AND ADMINISTRATIVE SERVICES

  In July 1994, the Company paid $750,000 to Forum Holdings in respect of various general and administrative services provided to the Company by Forum Holdings prior to such date. Such services include, among others, arranging for and negotiating the Company's debt refinancing which was completed in February 1994 and negotiating the co-investment agreement which was entered into by the Company and National Guest Homes, LLC in July 1994. Services covered by such payment also include Mr. Whitman's services as interim President and Chief Executive Officer of the Company.

CERTAIN ACQUISITIONS

  In May 1995, the Company acquired from Autumn America, an affiliate of Forum Holdings, for $1.3 million, Autumn America's rights as the manager of five retirement communities and entered into new management contacts with the owners of such facilities (two of which are affiliates of Forum Holdings). Under each such management contract, the Company will receive in respect of management services to be provided by it thereunder a monthly management fee equal to 5% of gross collections. In connection with such acquisition, the Company also paid to Autumn America for disbursement to its management personnel $250,000 in cash in lieu of granting certain rights with respect to future acquisitions by the Company. Of such amount, $150,000 was disbursed to James R. Foulger, formerly the President of Autumn America, who, upon the consummation of such acquisition, became Senior Vice President--Acquisitions of the Company.

  In May 1995, the Company acquired for $1.7 million an 80% interest in the retirement community now known as The Forum at the Woodlands (the "Woodlands Property"). The remaining 20% interest in the Woodlands Property is owned by an unaffiliated co-investor. In connection with such acquisition, an affiliate of Forum Holdings (the "Holdings Affiliate") was granted a carried interest in the Woodlands Property in exchange for assigning its rights to purchase such property to the Company and its co-investor. Commencing May 1996, the Holdings Affiliate may require the Company to purchase, and the Company may require the Holdings Affiliate to sell to the Company, such carried interest for a price between $0.8 million and $1.7 million, depending on the performance of the Woodlands Property and sales of related tax-exempt bonds.

                             SECURITY OWNERSHIP OF
                           CERTAIN BENEFICIAL OWNERS
                                AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table sets forth information as to the beneficial ownership of each person known to the Company, as of July 24, 1995, to own more than 5% of the Company's outstanding Common Stock.

                                           AMOUNT AND NATURE      PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER  OF BENEFICIAL OWNERSHIP (1) CLASS (2)
------------------------------------  --------------------------- ----------
Apollo FG Partners, L.P.                       9,428,203(3)          40.6%
 c/o Apollo Advisors, L.P
 1999 Avenue of the Stars, Suite
 1900
 Los Angeles, California 90067
Forum/Classic, L.P.                            2,550,544(4)          11.0%
 200 West Madison Street
 39th Floor
 Chicago, Illinois 60606
Forum Holdings, L.P.                           9,428,203(5)          40.6%
 4200 Texas Commerce Tower West
 2200 Ross Avenue
 Dallas, Texas 75201

--------
(1) The amounts shown represent shares of Common Stock with respect to which the named person has sole dispositive power. As a result of the provisions of the shareholders' agreement described below, each of AFG and Forum Holdings may be deemed to have shared voting power with respect to, and thus to beneficially own, all of the 18,856,406 shares of Common Stock beneficially owned by such persons in the aggregate (constituting 81.3% of shares of Common Stock treated as outstanding as described in Note 2 below).
(2) The percentages shown are based on 23,206,113 shares of Common Stock outstanding. This number includes (i) 5,760 shares of Common Stock presently issuable at a nominal purchase price upon exercise of certain warrants ("Investor Warrants") issued pursuant to the Acquisition Agreement, dated as of April 18, 1993, among the Company, the Investors and the other parties thereto, (ii) 149,607 shares of Common Stock presently issuable at a nominal purchase price upon the exercise of certain warrants ("Special Warrants") issued pursuant to the Warrant Agreement, dated June 10, 1993 (the "Warrant Agreement"), between the Company and Citicorp USA, Inc., and (iii) 550,537 shares of Common Stock presently issuable at a purchase price equal to $3.98 per share (subject to adjustment) upon the exercise of certain other warrants ("Warrants") issued pursuant to the Warrant Agreement.
(3) According to Amendment No. 8 to a Schedule 13D dated January 10, 1995 and filed with the Securities and Exchange Commission (the "SEC") by AFG. The number of shares listed includes (i) 2,880 shares of Common Stock presently purchasable by AFG upon exercise of Investor Warrants, (ii) 74,804 shares of Common Stock purchasable by AFG upon exercise of Special Warrants, and (iii) 275,268 shares of Common Stock purchasable by AFG upon exercise of Warrants. The general partner of AFG is AIF, the managing general partner of AIF is Apollo Advisors, and the general partner of Apollo Advisors is ACM. By reason of various relationships among Messrs. Berg, Copses and Ressler and AFG and its affiliates, Messrs. Berg, Copses and Ressler may be deemed to beneficially own the shares of Common Stock owned by AFG. Each of Messrs. Berg, Copses and Ressler disclaims beneficial ownership of such shares.
(4) According to Amendment No. 1 to a Schedule 13D dated January 18, 1995 and filed with the SEC by Forum/Classic, L.P.

(5) According to Amendment No. 13 to a Schedule 13D dated January 10, 1995 (the "Forum Holdings 13D") and filed with the SEC by Forum Holdings and certain related entities (collectively, the "Forum Holdings Reporting Persons"). The number of shares listed includes (i) 2,880 shares of Common Stock presently purchasable by Forum Holdings upon exercise of Investor Warrants, (ii) 74,803 shares of Common Stock purchasable by Forum Holdings upon exercise of Special Warrants, and (iii) 275,269 shares of Common Stock purchasable by Forum Holdings upon exercise of Warrants. According to Forum Holdings 13D, each of the Forum Holdings Reporting Persons may, by reason of certain control relationships, be deemed to beneficially own all of the shares of Common Stock owned directly by Forum Holdings. By reason of various relationships among Messrs. Decker, Read and Whitman and the Forum Holdings Reporting Persons, Messrs. Decker, Read and Whitman may be deemed to beneficially own the shares of Common Stock owned by the Forum Holdings Reporting Persons. Each of Messrs. Decker, Read and Whitman disclaims beneficial ownership of such shares.

  Shareholders' Agreement. Pursuant to a shareholders' agreement (the "Shareholders' Agreement") entered into between the Investors, the Investors have agreed that, from and after the Annual Meeting, the right to nominate a majority of the Company's directors will be allocated between the Investors in proportion to their relative percentages of share ownership and that the remaining directors will consist of the Chief Executive Officer of the Company and other persons acceptable to each of the Investors. Pursuant to the Shareholders' Agreement, AFG has nominated Messrs. Berg, Copses and Ressler for election as directors at the Annual Meeting, and Forum Holdings has nominated Messrs. Decker, Read and Whitman. The Shareholders' Agreement also provides that the Investors will use their respective best efforts to cause the Executive Committee to consist of at least three persons, one designee designated by each Investor and the Chief Executive Officer of the Company, and such additional directors of the Company, if any, as shall be acceptable to each of the Investors.

  The Shareholders' Agreement includes reciprocal rights of first refusal and other provisions and will terminate on June 14, 1998 or earlier under certain circumstances.

SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth information as of the close of business on the Record Date with respect to shares of Common Stock beneficially owned by
(i) each director nominee, (ii) each Named Executive, and (iii) all directors and executive officers of the Company as a group. All shares of Common Stock listed below are beneficially owned directly by the person indicated in the table and all persons own less than 1% of the total number of outstanding shares of Common Stock

                                                               AMOUNT AND NATURE
                                                                 OF BENEFICIAL
     NAME OF BENEFICIAL OWNER                                    OWNERSHIP (1)
     ------------------------                                  -----------------
     Laurence M. Berg (2).....................................          -0-
     Peter P. Copses (2)......................................          -0-
     Daniel A. Decker (3).....................................          -0-
     James E. Eden............................................          -0-
     Mark L. Pacala...........................................      160,000(4)
     Kurt C. Read (3).........................................          -0-
     Antony P. Ressler (2)....................................          -0-
     Robert A. Whitman (3)....................................          -0-
     Margaret A. Wylde........................................          -0-
     Paul A. Shively..........................................       18,055
     Brian C. Swinton.........................................       24,950
     Richard A. Huber.........................................          500
     All directors and executive offers as a group............      195,601

--------
(1) Excludes the 18,856,406 shares of Common Stock beneficially owned by the Investors.

(2) By reason of various relationships between Messrs. Berg, Copses and Ressler and AFG and its affiliates, Messrs. Berg, Copses and Ressler may be deemed to beneficially own the shares of Common Stock owned by AFG. Each of Messrs. Berg, Copses and Ressler disclaims beneficial ownership of such shares.
(3) By reason of various relationships between Messrs. Decker, Read and Whitman and the Forum Holdings Reporting Persons, Messrs. Decker, Read and Whitman may be deemed to beneficially own the shares of Common Stock owned by the Forum Holdings Reporting Persons. Each of Messrs. Decker, Read and Whitman disclaims beneficial ownership of such shares.
(4) Consists of 160,000 shares of Common Stock purchasable upon the exercise of Mr. Pacala's option within 60 days after July 24, 1995.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Exchange Act requires directors and executive officers of the Company, and persons who own more than 10% of the issued and outstanding shares of Common Stock, to file reports of ownership and changes in ownership with the SEC. Directors, executive officers and greater than 10% shareholders are required by SEC regulation to furnish the Company copies of all Section 16(a) forms they file. Except as described below, to the Company's knowledge, based solely on review of those copies and written representations that no Forms 5 were required, the Company's directors, executive officers and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements during Fiscal Year 1995. Mr. Swinton has failed to file the required forms with the SEC in connection with three transactions resulting in changes in his beneficial ownership of Common Stock that occurred during Fiscal Year 1995 and two such transactions that occurred during the Company's current fiscal year.

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